Exhibit 5.1

GS

Goldfarb Seligman

Law Offices | Established 1930

TEL AVIV	ZURICH	WWW.GOLDFARB.COM
Ampa Tower, 98 Yigal Alon St.	14 Mittelstrasse
Tel Aviv 6789141, Israel	Zurich 8008, Switzerland
Tel +972 (3) 608-9999	Tel +41 (44) 818 08 00
Fax +972 (3) 608-9909	Fax +41 (44) 818 08 01
INFO@GOLDFARB.COM	ZURICH@GOLDFARB.COM

October 20, 2021
ReWalk Robotics Ltd. 3 Hatnufa Street, Floor 6 Yokneam Ilit 2069203 Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-3 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Act”), to be filed by ReWalk Robotics Ltd., an Israeli company (the “Company”), on or about the date hereof with the United States Securities and Exchange Commission, as thereafter amended or supplemented, relating to the resale by the selling shareholders named in the Registration Statement (the “Selling Shareholders”), from time to time, of up to 8,967,570 ordinary shares, par value NIS 0.25 per share, of the Company (the “Shares”), issuable upon the exercise of certain warrants to purchase Ordinary Shares, which were issued to the Selling Shareholders (the “Warrants”).

In connection herewith, we have examined and relied without investigation as to matters of fact upon the Registration Statement and the exhibits thereto and such certificates and statements of public officials and officers and representatives of the Company and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates and instruments as we have deemed necessary or appropriate to enable us to render the opinions expressed herein. We have assumed the genuineness of all signatures on all documents examined by us, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals, and the conformity with authentic original documents of all documents submitted to us as copies.

Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that the Shares are duly authorized and, when issued upon exercised of the Warrants in accordance with the terms thereof, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and the references to this firm in the sections entitled “Legal Matters” and “Enforceability of Civil Liabilities” in the prospectus forming part of the Registration Statement.  This consent is not to be construed as an admission that we are a party whose consent is required to be filed under the provisions of the Act as part of the Registration Statement.

Very truly yours,

/s/ Goldfarb Seligman & Co.
Goldfarb Seligman & Co.